CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	Cooper Tire	January 17, 2012
(419) 423-1321
cwschneekloth@coopertire.com

Cooper Tire Completes Acquisition of Serbian Plant

FINDLAY, OHIO, JANUARY 17, 2012 – COOPER TIRE & RUBBER COMPANY (NYSE: CTB) closed today on the deal announced in early December 2011 to acquire the assets of a tire-making facility in Kruševac, Serbia.

Among those hailing the importance of Cooper Tire Serbia to the economic development of the region in a formal signing ceremony were Serbian President Boris Tadić, Serbian Prime Minister Mirko Cvetković, U.S. Ambassador Mary Warlick, and Cooper Chairman, President and CEO Roy Armes. Armes stated that Cooper elected to invest in Serbia not only because of its significant economic potential, but also for its quality workforce, geographical advantages and Serbian government support.

"The Serbian government, the Kruševac community and our future employees are very excited about the opening of Cooper Tire Serbia and the economic benefit it will bring to the area," said Hal Miller, President of Cooper's International Tire Segment. “In serving the world's fastest growing markets as well as the world's largest market, we have expanded our global footprint and ability to respond to evolving demands and customer needs. This acquisition strengthens our presence in Europe and decidedly complements our existing worldwide operations.”

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (Cooper) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies, located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire, www.twitter.com/coopertire.

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